EXHIBIT 10.5

                                 PROMISSORY NOTE

                                                                    June 1, 2004
$530,699.66                                                   Irvine, California


         Island Pacific, Inc. (the "Maker"), promises to pay to Intuit, Inc. or order (the "Holder"), at M/S 2700C, 2632 Marine Way, Mountain View 94043, California, or such other place as holder may designate, the principal sum of Five Hundred Thirty Thousand Six Hundred Ninety-Nine and 66/100 ($530,699.66), with interest from the date hereof on unpaid principal balance at a rate of six and one-half percent (6 1/2 %) simple interest per annum (or if 6 1/2 % exceeds the maximum rate permitted by applicable law, at the maximum legal rate), until June 1, 2006 ("Maturity Date") payable as more fully set forth below:

         1. PAYMENTS. Monthly payments of Four Thousand Dollars ($4,000) shall be due and payable by the first day of each month commencing on June 1, 2004 until December 1, 2004, thereafter, commencing on January 1, 2005, installments of unpaid principal and accrued interest amortized over a period of eighteen
(18) months shall be due and payable. Payments shall be credited first to interest and then to principal. Maker shall pay Holder the entire principal balance plus all accrued interest thereon on or before the Maturity Date. Interest for any period less than one year shall be calculated on the basis of 1/365th of one year's interest multiplied by the number of days during such period.

         2. MANNER OF PAYMENTS. All payments by Maker under this Note shall be made in lawful money of the United States of America without set off, deduction or counterclaim of any kind whatsoever.

         3. ACCELERATION. All unpaid principal and accrued interest under this Note shall, at Holder's election, be immediately due and payable upon the occurrence of any of the following events, each of which shall constitute a default ("Event of Default") under this Note:

                  a) If any amount due under this Note is not received by Holder within ten (10) days following its due date.

                  b) The making by Maker of any general arrangement or assignment for the benefit of creditors; Maker's becoming bankrupt, insolvent or a "debtor" as defined in 11 U.S.C. Section 101, or any successor statute (unless, in the case of a petition filed against Maker, such petition is dismissed within sixty (60) days after its original filing); the institution of proceedings under the bankruptcy or similar laws in which Maker is the debtor or bankrupt; the appointment of a trustee or receiver to take possession of substantially all of Maker's assets (unless possession is restored to Maker within thirty (30) days after such taking); the attachment, execution or judicial seizure of substantially all of Maker's assets (unless such attachment, execution or judicial seizure is discharged within thirty (30) days after such attachment, execution or judicial seizure).

                  c) Except with the prior written consent of the Holder, in the event of a Change of Control of Maker, all outstanding indebtedness under this Note shall become immediately due and payable. For purposes of this Note, a "Change of Control" shall mean any transaction or a series of related transactions in which Maker (i) sells, conveys or otherwise disposes of all or substantially all of its assets or (ii) is acquired by way of a merger, consolidation, reorganization or other transaction or series of transactions pursuant to which shareholders of Maker prior to such acquisition own less than fifty percent (50%) of the voting interests in the surviving or resulting entity.

         4. PREPAYMENT. This Note may be prepaid in whole or in part at any time.

         5. NOTE WAIVERS. Maker waives presentment, demand, protest, notice of demand and dishonor and all other notices.

         6. GOVERNING LAW. This Note is governed by and construed in accordance with the laws of the State of California, without reference to choice-of-law principles.

         7. FURTHER ASSURANCES. Each party to this Note shall execute and deliver all instruments and documents and take all actions as may be reasonably required or appropriate to carry out the purposes of this Note.

         8. TIME OF ESSENCE. Time and strict and punctual performance are of the essence with respect to each provision of this Note.

         9. SEVERABILITY. Each provision of this Note is valid and enforceable to the fullest extent permitted by law. If any provision of this Note (or the application of such provision to any person or circumstance) is or becomes invalid or unenforceable, the remainder of this Note, and the application of such provision to persons or circumstances other than those as to which it is held invalid or unenforceable, are not affected by such invalidity or unenforceability.

         10. SUCCESSORS-IN-INTEREST AND ASSIGNS. This Note is binding upon and inures to the benefit of the successors-in-interest and assigns of each party to this Note. Notwithstanding the foregoing, Maker shall not assign its obligations under this Note without the prior written consent of Holder.

         11. ATTORNEY'S FEES. The prevailing party in any litigation, arbitration, mediation, bankruptcy, insolvency or other proceeding ("Proceeding") relating to the enforcement or interpretation of this Note may recover from the unsuccessful party all costs, expenses, and actual attorney's fees (including expert witness and other consultants' fees and costs) relating to or arising out of (a) the Proceeding (whether or not the Proceeding proceeds to judgment), and (b) any post-judgment or post-award proceeding including, without limitation, one to enforce or collect any judgment or award resulting from the Proceeding. All such judgments and awards shall contain a specific provision for the recovery of all such subsequently incurred costs, expenses, and actual attorney's fees.

         12. MODIFICATION. This Note may be modified only by a contract in writing executed by the party to this Note against whom enforcement of the modification is sought.



                                     MAKER:

                                     Island Pacific, Inc.

                                     By:  ___________________________________

                                     Name: __________________________________

                                     Its:  __________________________________